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Pricing Supplement dated February 6, 1997                    Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                       File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                ADVANTA CORP.
                  MEDIUM-TERM NOTES, SERIES D - FIXED RATE

==============================================================================================================
Principal Amount:  $15,000,000                                      Interest Rate: 6.5530%
Agent's Discount or Commission:  $45,000                            Stated Maturity Date:  02/11/2000
Net Proceeds to Issuer:  $14,955,000                                Original Issue Date:  02/11/97
Issue Price: 100%                                                   Trade Date:  02/06/97
==============================================================================================================
Interest Payment Dates:   The 11th day of each                      Cusip No.:  00756QDX3
                          each February and August
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Day Count Convention:

         [X]     30/360 for the period from 02/10/97  to 02/09/2000

         [ ]     Actual/360 for the period from     to

         [ ]     Actual/Actual for the period from  to

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity Date.

         [ ]     The Notes may be redeemed prior to the Stated Maturity Date.
                 Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption
                 Percentage is 100% of the principal amount.
Optional Repayment:

         [X]     The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                 Option Repayment Dates:
                 Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars)
         Original Issue Discount:
                          [ ]   Yes      [X]   No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:





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Form:

         [X]   Book Entry                                 [ ]    Certificated

Agent acting in the capacity as indicated below:

         [X]   Agent                                      [ ]    Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[ ]     Other Provisions:

         [ ]   Salomon Brothers Inc

                 [ ]   Bear, Stearns & Co. Inc.

                              [X]  CS First Boston

                                        [ ]  Donaldson, Lufkin & Jenrette
                                                 Securities Corporation

                                                        [ ] Merrill Lynch & Co.